Exhibit 99.2

Contacts:	Tom Rathjen Vice President, Investor Relations +1 (408) 789-4458 trathjen@accuray.com	Rebecca Phillips Corporate Communications +1 (408) 789-4234 rphillips@accuray.com

ACCURAY PRICES OFFERING OF
$100 MILLION OF 3.50% CONVERTIBLE SENIOR NOTES

SUNNYVALE, Calif., February 7, 2013 — Accuray Incorporated (Nasdaq: ARAY) (“Accuray”) today announced the pricing of its offering of $100 million aggregate principal amount of 3.50% convertible senior notes due 2018 (the “notes”). The notes are being offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The sale is expected to close on February 13, 2013. Accuray has also granted to the initial purchasers of the notes the right to purchase up to an additional $15 million aggregate principal amount of notes.

Interest will be payable on the notes semi-annually in arrears at a rate of 3.50% per annum. The notes will be convertible into common stock of Accuray.  The initial conversion rate for the notes will be 187.6877 shares of common stock per $1,000 principal amount of the notes, which is equivalent to an initial conversion price of approximately $5.33 per share, representing an approximately 20.0% conversion premium based on the closing sale price of Accuray’s common stock of $4.44 per share on February 7, 2013. The notes will mature on February 1, 2018.

Accuray may not redeem the notes prior the maturity date.

Accuray’s purpose for the offering is to strengthen its balance sheet in order to help improve its competitive position.  It intends to use the net proceeds from the offering for general corporate purposes, including investing strategically in expanding its business and new product initiatives.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The notes and any shares of common stock issuable upon conversion of the notes have not been and are not expected to be registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States or to any U.S. persons absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

Safe Harbor Statement
The matters discussed in this release include forward-looking statements. These statements are based on current expectations or beliefs and are subject to factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including without limitation, the anticipated use of the proceeds of the offering. Accuray is providing this information as of the date of this news release and assumes no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date of this press release.

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